Exhibit 99

ABX AIR, INC., REPORTS SECOND QUARTER REVENUES AND EARNINGS

Announces Contract for Memphis Postal Center

WILMINGTON, OH - August 9, 2006 - ABX Air, Inc., (NASDAQ: ABXA) today reported revenues of $303.6 million and net earnings of $6.5 million, or $0.11 per share for the second quarter of 2006.

For the quarter, ABX Air’s revenues declined $47.7 million and net earnings declined $0.3 million, or $0.01 per share, compared with the second quarter of 2005. Earnings during the second quarter of 2006 were negatively impacted by the reduction in truck line-haul management services provided to DHL, ABX’s largest customer.

As previously reported, ABX Air transitioned the management of the line-haul network to DHL in the second quarter of 2006. ABX Air received revenues equal to its line-haul expenses of $17.5 million through the transition of the line-haul network to DHL on May 1, 2006. During the second quarter of 2005, the line-haul operations contributed $72.2 million in revenues, including mark-ups, and approximately $1.2 million to ABX Air’s earnings.

Offsetting the decline in services provided to DHL were improved results from ABX Air’s non-DHL charter operations and increased interest income. Revenues from non-DHL charter operations increased 69% to $5.4 million, while earnings increased by $0.7 million.

For the first six months of 2006, ABX Air’s net earnings were $14.6 million, or $0.25 per share on revenues of $672.7 million. Net earnings improved from the first six months of 2005, when ABX Air earned $13.8 million, or $0.24 per share, on revenues of $697.8 million. ABX Air’s net earnings during the first six months of 2006 include $8.9 million from its two commercial agreements with DHL and $5.7 million from other, non-DHL business activities and interest income. ABX Air’s net earnings of $13.8 million in the first six months of 2005 included $10.2 million from the two DHL agreements and $3.6 million from non-DHL business activities and interest income.

“We continue to focus on improving the cost efficiency of the services we provide to our largest customer,” said President and CEO Joe Hete. “We have particularly been encouraged by the productivity improvements in our hub services group, where we are maintaining high service levels while reducing our costs through the first six months of 2006. Meanwhile, our non-DHL charter operations continue to expand, and market demand for our Boeing 767 freighters remains very strong. We also were pleased to receive two contract awards from the U.S. Postal Service (“USPS”) to manage surface transfer centers in Dallas, Texas and Memphis, Tennessee. These are the second and third such facilities we will operate for the USPS. Both facilities are targeted to begin in September, 2006. We estimate that these two four-year postal contracts should provide additional annualized revenues of approximately $5.0 million each,” stated Hete.

Results Associated with the DHL Agreements

ABX Air has two commercial agreements with DHL: the aircraft, crew, maintenance and insurance agreement (“ACMI agreement”), and a hub and line-haul services agreement (“Hub Services agreement”). Under each agreement, ABX Air earns a base mark-up of 1.75% on eligible costs and can earn incremental mark-ups for meeting certain quarterly cost-related goals.

ABX Air’s net earnings from its two commercial agreements with DHL were $3.6 million during the second quarter of 2006, down from $5.1 million in the second quarter of 2005. The 2006 results included $2.9 million in earnings from the base mark-up and $0.7 million from incremental mark-ups, representing approximately 66% of the maximum, cost-related incremental mark-up possible under the two agreements.

Incremental mark-up of $0.7 million (the maximum available) was received from the ACMI agreement, and no incremental mark-up was received from the Hub Services agreement in the second quarter of 2006. During the second quarter of 2005, ABX Air’s net earnings included $0.5 million from incremental mark-up under the two agreements ($0.4 million from the ACMI agreement and $0.1 million from the Hub Services agreement), representing 39% of the maximum, cost-related incremental mark-up possible.

“During 2006 we have been able to keep our ACMI expenses within budgeted ranges while performing a higher number of air operations than planned for DHL. As a result, we improved our incremental earnings under the ACMI agreement,” noted Hete. “Although no incremental mark-up was earned under the Hub Services agreement in the second quarter of 2006, we did operate at budgeted expense levels under that agreement, and continue to improve labor productivity; however, shipment volumes handled during the quarter were below anticipated levels.”

Results from Non-DHL Operations

Charter revenues grew to $5.4 million for the second quarter of 2006 compared with $3.2 million in the second quarter of 2005. ABX Air operates two Boeing 767 freighter aircraft that are dedicated to non-DHL customers. Charter earnings of $0.7 million for the second quarter of 2006 increased from $5.0 thousand during the second quarter of 2005 due to higher revenues and improved aircraft utilization.

“Our non-DHL charter business is gaining momentum. The second quarter was our best yet since deploying the Boeing 767 freighters in the second quarter of 2005,” stated Hete. Charter aircraft block hours flown during the second quarter of 2006 grew by 69% as compared to the second quarter of 2005, and increased by 42% as compared to the first quarter of 2006. Based on the most current delivery projections, the Company expects to deploy two more 767 freighters in the fourth quarter of 2006 and eight additional aircraft during the next two years. While some of these additional aircraft may be contracted to DHL, interest from non-DHL customers is currently strong.

Other, non-DHL revenues decreased $0.5 million to $3.3 million in the second quarter of 2006 compared to the second quarter of 2005. Earnings from other non-DHL activities declined $0.2 million during the second quarter of 2006 compared to 2005. Declines in non-DHL revenues reflect the volatility associated with aircraft modification and heavy maintenance orders.

Outlook/Other Items

Hub Services Reductions

The Company reported in March 2006 that DHL intends to reduce the level of services provided by ABX Air at DHL’s regional hub facility in Allentown, Pa. The Company projects that the Allentown operation will be transitioned in the first quarter of 2007, concurrent with the opening of a new automated facility at that location. ABX Air’s net income during the second quarter of 2006 derived from the Allentown operations was less than $0.1 million.

Aircraft Fleet Consolidation

ABX Air had reported in November 2004 that DHL intended to remove twenty-six aircraft that ABX Air operates on its behalf. Since November of 2004, seven aircraft have been removed from active service under the ACMI agreement by DHL. In July 2006, DHL gave ABX notice to remove 21 specific aircraft from the ACMI agreement effective in August 2006. This removal of aircraft was not unexpected. As a result of consolidating DHL’s air hub operations from Cincinnati into its main, ABX-managed hub in Wilmington, Ohio last September, redundant air routes were eliminated and several aircraft had been placed in back-up status.

After these aircraft removals occur, ABX Air will continue to operate 91 aircraft dedicated to DHL service and will remain by far the largest provider of ACMI services to DHL. DHL will continue to fund depreciation for eight of the DC-9s that are being removed through their remaining depreciable life in August 2010. ABX will use the engines on these eight DC-9 aircraft to support the remaining 59 DC-9 aircraft in the DHL network. Under the ACMI agreement, the company has the option to retain the other thirteen aircraft or sell individual aircraft to DHL for the lower of net book value or appraised fair market value. ABX is assessing the fair value of the thirteen aircraft being removed and whether it will exercise its put option to sell the aircraft to DHL. The net book value of these aircraft is approximately $4.8 million. There may be an impairment charge recorded in the third quarter of 2006 associated with the appraised values of these aircraft.

Mark-up Potential Under the DHL Agreements

The two commercial agreements with DHL specify that ABX Air can earn both quarterly cost-related mark-ups and additional, annual cost-related and service-related mark-up revenues based on its performance against specific goals. No incremental mark-up from the annual cost and service goals was included in our revenue for the first half of 2006. These annual mark-ups, to the extent earned, are recorded in the fourth quarter of the year.

In March 2006, ABX Air and DHL agreed to additional performance incentives for 2006 beyond the existing contractual incentives in the event ABX Air can achieve very significant cost reductions under the commercial agreements. Achievement of these additional incentives will be very difficult.

Conference Call

ABX Air will host a conference call to review its financial results for the second quarter of 2006 on August 10 at 10 AM Eastern Daylight Time. Participants should dial (866) 362-5158 and international participants should dial (617) 597-5397 ten minutes before the scheduled start of the call and ask for conference ID #69114162. The call will also be webcast live (listen-only mode) via either www.abxair.com or www.earnings.com for individual investors and www.streetevents.com for institutional investors. A replay of the conference call will be available an hour after the conclusion of the call. It will be available by phone through August 16, 2006 at (888) 286-8010 (international callers (617) 801-6888); use pass code ID #98949472. The webcast replay will remain available via www.abxair.com or www.earnings.com for 30 days.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. ABX Air, Inc.’s actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, reductions in the scope of services under the commercial agreements with DHL, maintaining cost and service level performance, the ability to generate revenues from sources other than DHL and other factors that are contained from time to time in ABX Air’s filings with the U.S. Securities and Exchange Commission, including ABX’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on the Company’s forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ABX undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

ABX AIR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
REVENUES	$303,578	$351,237	$672,743	$697,831
OPERATING EXPENSES:
Salaries, wages and benefits	152,592	143,746	317,357	286,206
Purchased line-haul	18,955	77,273	84,449	151,108
Fuel	69,714	63,549	131,052	122,266
Maintenance, materials and repairs	23,211	26,243	55,849	54,016
Depreciation and amortization	11,350	10,252	22,353	19,884
Landing and ramp	4,516	4,490	12,122	14,256
Rent	2,280	1,865	4,710	3,964
Other operating expenses	12,910	14,748	27,019	27,885

	295,528	342,166	654,911	679,585

	8,050	9,071	17,832	18,246

INTEREST EXPENSE, NET OF INTEREST INCOME	(1,591)	(2,316)	(3,280)	(4,408)

INCOME BEFORE INCOME TAXES	6,459	6,755	14,552	13,838
INCOME TAXES	—	—	—	—

NET EARNINGS	$6,459	$6,755	$14,552	$13,838

EARNINGS PER SHARE:
Basic earnings per share	$0.11	$0.12	$0.25	$0.24

Diluted earnings per share	$0.11	$0.12	$0.25	$0.24

WEIGHTED AVERAGE SHARES:
Basic	58,270	58,270	58,270	58,270

Diluted	58,567	58,454	58,481	58,454

ABX AIR, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	June 30, 2006 (Unaudited)	December 31, 2005
ASSETS:
Cash	$58,234	$69,473
Accounts receivable, net	5,400	15,776
Other current assets	35,459	35,197

Total Current Assets	99,093	120,446

Property and equipment, net	413,673	381,645
Other assets	14,736	13,952

Total Assets	$527,502	$516,043

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities	$146,571	$162,269
Long-term Obligations	250,509	240,695
Stockholders’ Equity	130,422	113,079

Total Liabilities and Stockholders’ Equity	$527,502	$516,043

ABX AIR, INC.

EARNINGS SUMMARY (UNAUDITED)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
REVENUES
DHL Contracts
ACMI
Base mark-up	$114,938	$121,495	$243,083	$244,193
Incremental mark-up	683	435	1,431	996

Total ACMI	115,621	121,930	244,514	245,189
Hub Services
Base mark-up	81,081	142,238	229,564	279,118
Incremental mark-up	—	116	792	196

Total Hub Services	81,081	142,354	230,356	279,314
Other Reimbursable	98,147	79,933	180,791	159,888

Total DHL	294,849	344,217	655,661	684,391
Charter	5,401	3,191	9,251	5,354
All other	3,328	3,829	7,831	8,086

Total Revenues	$303,578	$351,237	$672,743	$697,831

EXPENSES
DHL Contracts
ACMI	$113,163	$119,428	$239,217	$240,016
Hub services	79,898	139,807	226,761	274,333
Other Reimbursable	98,147	79,933	180,791	159,888

Total DHL	291,208	339,168	646,769	674,237
Charter	4,697	3,186	8,305	5,211
All other	2,356	2,656	5,403	5,400

Total Expenses	$298,261	$345,010	$660,477	$684,848

EARNINGS
DHL Contracts	$3,641	$5,049	$8,892	$10,154
Charter	704	5	946	143
All other	972	1,173	2,428	2,686
Interest Income	1,142	528	2,286	855

Total Earnings	$6,459	$6,755	$14,552	$13,838

Note: The results above for customers other than DHL do not reflect an allocation of overhead costs that are reimbursed by DHL. The provisions of the commercial agreements with DHL do not require an allocation of reimbursed overhead until such time as ABX derives more than 10% of its total revenue from non-DHL sources.